Exhibit 10.10
William M. “Bud” Bierhaus II
2038 Broken Branch Ct.
Katy, TX 77494
5th March 2010
Dear Bud:
     Glori Oil Limited (the “Company”) is pleased to offer you the position of Senior Vice President of Sales and Marketing. This letter sets forth the terms of your employment.
     Start Date, Position/Job Title, Duties: You will start on March 22, and will report to the CEO of the Company. Please note, by signing this letter you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from taking this position or performing your duties with the Company.
     Compensation: You will be paid a salary of $220,000 annually, less applicable taxes, deductions and withholding (“Base Salary”), payable on the Company’s regular payroll dates. You will additionally receive 10% commission from all sales, payable within 30 days of receipt from customer. This commission rate will be reviewed annually. Company agrees that commission for the second year will not be less than 6% of sales.
     Employee Benefits: You will be eligible to participate in all present and future medical, dental, vision, accident and disability plans, and all similar benefits made available generally to employees of the Company. You also will be eligible to receive paid vacation time. Currently, you will be eligible for four (4) weeks of paid vacation per year, which shall accrue on a prorated basis. Materials regarding the Company’s employee benefits, including accrual of paid time off, are being provided to you under separate cover.
     Stock: Contingent upon commencement of your employment and subject to the approval of the Company’s Board of Directors, you will be granted an option (the “Option”) to purchase 338,030 shares of the Company’s common stock (the “Option Shares”) under the Company’s Stock Option/Stock Issuance Plan (the “Plan”), The Option will have an exercise price equal to the fair market value of the Company’s common stock as determined by the Company’s Board of Directors on the date that the Option is approved by the Board. It is intended that this Option will be structured as an “incentive stock option” for federal income tax purposes. The Option shall be for use under the Plan. As will be set forth in the Plan, the Option Shares granted to you shall be subject to vesting and other terms and conditions. The Option and the Plan will be provided to you under separate cover.
     Confidentiality, Proprietary Information and Inventions Assignment, and Non-Compete Agreement: You will be required, as a condition of your employment with the Company, to sign a Confidentiality, Proprietary Information and Inventions Assignment, and Non-Compete
4315 South Drive | Houston Texas 77053 | Tel: 713 237 8880 | Fax: 713 237 8585 | glorioil.com

Agreement in the form attached hereto (“Proprietary Information and Inventions Agreement” or “PIIA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, a non-disclosure of proprietary information as well as a restrictive covenant regarding employment with entities which compete with the Company and non-solicitation of the Company’s employees for a period of time.
     Employment Relationship:
          1. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term.
          2. Involuntary Termination. Despite our at-will relationship, if your employment is terminated by the Company without “Cause” (as defined below) then, contingent upon your executing a full and complete general release of and covenant not to sue the Company, you shall be entitled to severance the following severance: continued Base Salary payment for six months, to be paid on regular payroll dates.
          3. Termination for Cause. If the Company terminates your employment for Cause, then (i) the Company’s obligations under this Letter Agreement shall immediately cease, and (ii) you shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than the portion of your Base Salary then earned but unpaid.
          4. Definitions.
               “Cause” shall mean (i) the commission of any act of fraud or embezzlement by you; (ii) any unauthorized use or disclosure by you of any material confidential information or trade secrets of the Company; (iii) your indictment for, conviction of, or plea of no contest with respect to any felony violation or any crime of moral turpitude or dishonesty; (iv) your unauthorized absence from work for reasons other than illness or legally protected leave of absence; (v) your substance abuse or other misconduct that in any manner that materially interferes with the performance of your duties on behalf of the Company; (vi) any failure or refusal by you to perform your duties in an acceptable manner or to follow the lawful and proper directives of the Board that are within the scope of your duties in each case after a reasonable notice and cure period not less than 15 days; or (vii) any other misconduct by you that adversely affects the business or affairs of the Company after a reasonable notice and cure period not less than 15 days.
     Outside Activities: While you render services to the Company, you will devote your full time and attention to the Company and agree that you will not engage in any other employment, consulting or other business activity without the written consent of the CEO.
4315 South Drive | Houston Texas 77053 | Tel: 713 237 8880 | Fax: 713 237 8585 | glorioil.com

     Withholding Taxes: All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
     Tax and Legal Advice: By signing this letter, you acknowledge that you have had an opportunity to consult with legal counsel and tax and other advisors regarding this Letter Agreement.
     Severability: If any provision of this Letter Agreement is held illegal, invalid or unenforceable to any extent, this Letter Agreement shall be construed and enforced as if such provision was never a part of this Letter Agreement and the remaining provision of this Letter Agreement shall remain in full force and effect and shall not be affected by illegal, invalid or unenforceable provision or by their severance.
     Entire Agreement: If you wish to accept this offer, please sign and date this letter below where indicated. You will be required to sign the enclosed PIIA and return it on your first day of employment. This Letter Agreement along with the PIIA supersede all prior discussions and agreements, whether written, oral or implied, among the parties with respect to the subject matter hereof and contain the sole and entire agreement between you and the Company with respect to the subject matter herein. You further represent, warrant, and agree that, except as expressly set forth herein, no representations or promises, whether expressed, implied or otherwise, of any kind, nature or description whatsoever have been made to you by the Company or relied upon by you as an inducement to entering into this Letter Agreement.
     Proof of Right to Work: As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.
     Controlling Law: This Letter Agreement shall be construed and interpreted in accordance with the laws of the State of Texas without giving effect to conflict of law principles. With respect to any suit, action, or other proceeding arising from (or relating to) this Letter Agreement or your employment, you and the Company irrevocably agree to the exclusive personal jurisdiction and venue of any shared stated federal or Texas state court within Harris County, Texas.
     Successors or Assigns: This Letter Agreement shall inure to the benefit of any successor or assigns of the Company; you shall not be entitled to assign any of your rights or obligations under this Letter Agreement. The terms and provision of this Letter Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
     We are very excited about the prospect of your joining the Company. We look forward to your favorable reply and to a productive working relationship. This offer, if not accepted, will expire at the close of business on Friday, 12th March 2010.
     If you have any questions regarding this offer, please call me.
4315 South Drive | Houston Texas 77053 | Tel: 713 237 8880 | Fax: 713 237 8585 | glorioil.com

Sincerely,
/s/ Stuart Page
Stuart Page, CEO
I accept this Letter Agreement.
/s/ William Bierhaus
William Bierhaus
Date: March 17, 2010
Attachment: 1. Confidentiality, Proprietary Information and Inventions Assignment, and Non-Compete Agreement
4315 South Drive | Houston Texas 77053 | Tel: 713 237 8880 | Fax: 713 237 8585 | glorioil.com

CONFIDENTIALITY, PROPRIETARY INFORMATION AND
INVENTIONS ASSIGNMENT, AND NON-COMPETE AGREEMENT
     This Confidentiality, Proprietary Information and Inventions Assignment, and Non-Compete Agreement (the “Confidentiality Agreement” or “Agreement”) is entered into between William M. (Bud) Bierhaus (“I” or “me”) and Glori Oil Limited, a Delaware corporation (the “Company”), is entered into as of March 17 2010.
     In consideration of the following: (1) my employment by the Company; (2) the Company’s initial and continued disclosure to me of certain Proprietary Information (as defined below); (3) the initial and continued provision of specialized training by the Company to me; (4) any compensation now and/or hereafter paid to me; and (5) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree with the Company as follows:
     1. Definitions:
          1.1 The term “Cause” shall mean (i) ray commission of any act of personal dishonesty, fraud or misrepresentation which was intended to or resulted in substantial gain or personal enrichment for me at the expense of the Company; (ii) my conviction of, or plea of nolo contenders or guilty to a felony or any other crime which involves moral turpitude; (iii) my breach of this Agreement; or (iv) gross misconduct in the performance of my duties.
          1.2 The term “Corporate Transaction” shall mean a change in ownership or control of the Company effected through any of the following transactions:
               (a) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Company’s outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction;
               (b) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets; or
               (c) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13-d3 of the 1934 Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities from persons other than the Corporation.
In no event shall either of the following be deemed to constitute a Corporate Transaction: (A) any public offering of the Company’s securities or (B) the sale by the Company of shares of its capital stock to investors in bona fide financing transactions.
          1.3 The term “Inventions” means discoveries; developments; trade secrets; processes; formulas; data; lists; software programs; and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere. The term “Inventions” shall not apply to an invention that the employee developed entirely on his or her own time without using the Company’s resources or Proprietary Information or trade secret information, unless such inventions relate at the time of conception or reduction to practice of the invention to (i) the business of the Company, which shall include but not be limited to Microbial
Confidentiality Agreement

enhanced Oil Recovery and other microbial-based products/services for the oil & gas business (the “Company Business”) or (ii) actual or demonstrably anticipated research or development of the Company.
          1.4 The term “Proprietary Information” means information owned by the Company or licensed from third parties regarding (a) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts and other agreements, suppliers, customers, and customer lists; (b) the identity, skills and compensation of employees, contractors, and consultants; (c) specialized training; and (d) information related to Inventions owned by the Company or licensed from third parties. Proprietary Information shall not include material already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain.
          1.5 The term “Service” means any period during which I am employed by the Company.
          1.6 The term “Third Party Information” means confidential or trade secret information that the Company may from time to time receive from third parties or information related to Inventions of third parties, which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes. Third Party Information shall not include material already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain.
     2. Nondisclosure.
          2.1 I acknowledge that contemporaneously with my execution of this Agreement, the Company is providing me with access to Proprietary Information (as noted on the attached Exhibit A) and specialized training. I further acknowledge that throughout my Service the Company will continue to provide Proprietary Information and specialized training to me. In consideration of the Company’s provision of Proprietary Information and/or specialized training, I agree that during my Service and thereafter, pursuant to this agreement (the “Nondisclosure Agreement”), I will hold in strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Proprietary Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my Service, or unless the Board of Directors of the Company expressly authorizes such in writing. I also agree that in connection with this Nondisclosure Agreement, I will also be bound by the provisions of Section 7. I further acknowledge and agree that the Company’s conduct in providing me with Proprietary Information and specialized training in exchange for my Nondisclosure Agreement gives rise to the Company’s interest in restraining me from competing against the Company as set forth in Section 7 (the “Nan-Compete Agreement”), and that my agreement to the Non-Compete Agreement is designed to enforce my Nondisclosure Agreement.
          2.2 At all times during my Service and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Third Party Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my Service, or unless the Board of Directors of the Company expressly authorizes such in writing. Excluded from this clause items already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain.
     3. Assignment.
          3.1 The term “Ownership Rights” means all rights, title and interest (including but not limited to Intellectual Property Rights) in property, whether that property is tangible or intangible. The
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term “Intellectual Property Rights” means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to patent rights, copyrights (including but not limited to mask work rights), trade secret rights, and, if recognized, Moral Rights (where “Moral Rights” means all rights related to paternity, integrity, disclosure, and withdrawal). I hereby irrevocably assign to the Company any Ownership Rights I may have or acquire in any Proprietary Information and acknowledge that all Proprietary Information shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership Rights in connection therewith.
          3.2 The term “Company Inventions” means all Inventions that (a) relate to the business or proposed business of the Company and that are discovered, developed, created, conceived, reduced to practice, made, learned or written by me, either alone or jointly with others, in the course of my Service; (b) utilize, incorporate or otherwise relate to Proprietary Information; (c) I discovered, developed, created, conceived, reduced to practice, made, or wrote prior to or outside the scope of my Service and that I have incorporated into any Inventions owned by or assigned to the Company and/or its assigns; or (d) are discovered, developed, created, conceived, reduced to practice, made, or written by me using Company property or equipment. I hereby irrevocably assign to the Company all my Ownership Rights in and to any and all Company Inventions. All Inventions made, during the period commencing with the date hereof and terminating one year after termination of the employment relationship shall be presumed to have been conceived during my employment by the Company unless I can prove conclusively that it was conceived after the termination of my employment with the Company.
          3.3 I acknowledge and agree that any work of authorship comprising Company Inventions shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a work made for hire, I hereby irrevocably assign all my Ownership Rights in and to such work to the Company. If any such work of authorship cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my Service, I agree not to (a) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (b) merge any such work of authorship with other Inventions. Excluded from this definition are items already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.
          3.4 I acknowledge and agree that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, (a) a license from the Company to me to make, use, license, or transfer in any way a Company Invention or (b) a license from the Company to me regarding any of the Company’s existing or future Ownership Rights.
          3.5 For clarity, the assignments in this section shall not apply to any material that the employee developed entirely on his or her own time without using the company’s resources or Proprietary Information or trade secret information, unless such materials relate at the time of conception or reduction to practice of the materials to (i) the business of the company, which shall include but not be limited to Microbial enhanced Oil Recovery and other microbial-based products/services for the oil & gas business (the “Company Business”) or (ii) actual or demonstrably anticipated research or development of the Company.
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     4. Enforcement of Rights.
          4.1 I will assist the Company in every proper way to obtain and from time to time enforce Ownership Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Ownership Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Ownership Rights to the Company. My obligation to assist the Company with respect to Ownership Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my Service, but the Company shall compensate me at a mutually agreeable reasonable rate plus expenses after such termination for the time actually spent by me at the Company’s request on such assistance.
          4.2 In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph. I hereby irrevocably designate and appoint the Company and its assigns duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Ownership Rights assigned hereunder to the Company.
     5. Obligation to Keep Company Informed.
     During my Service, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions (but to the extent a Company Invention is based only upon ideas or know-how, then the Company Invention must be commercially material before it must be disclosed in writing to the Company). In addition, during the first year after termination of my Service, I will provide the Company with a complete copy of each patent application and copyright registration application (including but not limited to any mask work registration application) that is either filed by me or that names me as an inventor, co-inventor, author, co-author, creator, co-creator, developer, or co-developer. I will, not be obligated to provide such copy until such application becomes public record.
     6. Non-Solicitation and Non-Competition.
          6.1 During my Service, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in the state of Texas, or in any other state in the United States, in which the business of the Company is conducted or has been proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through NASDAQ.
          6.2 During my Service and for a period of two years after my Service is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company to terminate his or her employment relationship or consulting relationship with or for the Company, nor will I, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity that competes with the Company solicit the
Confidentiality Agreement

services of any former employee of the Company whose service has been terminated for less than three (3) months. I acknowledge that these restrictions are fair, reasonable, ancillary to Section 2.1 of this Agreement, and are required for the protection of the Company, including, but not limited to, the protection of the goodwill of the Company, the Proprietary Information of the Company (as provided to me), the Intellectual Property Rights of the Company, the Inventions of the Company, as well as the business of the Company.
          6.3 For a period of (i) nine months after my Service is terminated by Company for Cause or I resign my employment; or (ii) six months after my Service is terminated by the Company for any reason other than Cause, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity of any type, solicit to the detriment of the Company and/or for the benefit of myself or any competitor of the Company, take away or attempt to take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company’s relationship with any Customer, including inducing or attempting to induce any customer, supplier, vendor or any other person to cease doing business with the Company for any reason. For purposes of this Section 6(c) “Customer” shall mean prospective, present and former (within the last twelve months) customers of the Company. I acknowledge that these restrictions are fair, reasonable, ancillary to Section 2.1 of this Agreement, and are required for the protection of the Company including, but not limited to, the protection of the goodwill of the Company, Proprietary Information of the Company (as provided to me), Intellectual Property Rights of the Company, Inventions of the Company, as well as the business interests of the Company,
     7. Post-Employment Non-Compete and Notice Agreement.
          7.1 I agree that for (i) a nine month period following my resignation if I resign my employment with the Company (the “Resignation Non-Compete Period”); or (ii) a nine month period following the termination of employment by the Company for Cause (the “Cause Non-Compete Period”), or (iii) a six month period following the Company’s terminating my employment for any reason other than for Cause (the “Termination Non-Compete Period”) except under the circumstances as described in this Section 7. I will not accept employment with a competing business of the Company, whether such competing business competes with the Company directly or indirectly, in the state of Texas, or in any other State of the United States or any other country in the world where the Company engages or has plans to engage in business, I also agree that for the same period I will not participate in the ownership, management, operation, financing or control of, or consult for or otherwise render services to a competing business. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through NASDAQ. I acknowledge that these restrictions are fair, reasonable, ancillary to Section 2.1 of this Agreement, and are required for the protection of the Company, including, but not limited to, the protection of the goodwill of the Company, Proprietary Information of the Company (as provided to me), Intellectual Property Rights of the Company, Inventions of the Company, as well as the business interests of the Company.
          7.2 During my employment and during either the (i) Resignation Non-Compete Period; the (ii) Cause Non-Compete Period or the (ii) Termination Non-Compete Period, as applicable, I agree to provide written notice to either the Company’s Chairman, CEO or President (currently Jack Babcock) notifying the Company of any employment which I intend to accept or self-employment in which I intend to engage (the “New Employment Notice”). The New Employment Notice shall provide the name of the potential employer and a statement of the general nature of the potential employment or in the case of self-employment, the business which I intend to engage. I agree to provide the New Employment Notice at least 14 days prior to the anticipated scheduled commencement of such employment.
Confidentiality Agreement

          7.3 The Company agrees that within seven days of receiving such New Employment Notice, the Company shall provide written notice (the “Non-Compete Election Notice”) to me as to whether or not the potential employment noted in the New Employment Notice would constitute a competing business and whether or not the Company elects to enforce the non-competition covenant of Section 7(a) herein (the “Non-Compete Covenant”). I understand that in determining whether or not it will elect to enforce the Non-Compete Covenant, the Company shall determine, in good faith, whether or not such enforcement is necessary in order to protect its business interests, goodwill, Proprietary Information, Intellectual Property Rights and Inventions. If the Company elects to enforce such Non-Compete Covenant, I agree that I will decline the employment. If the Company elects to enforce such Non-Compete Covenant and I do not comply with my obligations and decline the employment, I understand that I will be in breach of this Agreement and will be liable to the Company for any and all damages to which it may be entitled, including injunctive relief enjoining me from working for such potential employer. I further understand that if I do not receive a Non-Compete Election Notice within the required seven days, the Company is not electing to enforce the Non-Compete Covenant. If the Company does not elect to enforce the Non-Competition Covenant within the required seven days, it waives its right to do so and it cannot later attempt to enforce such Non-Competition Covenant.
     8. No Improper Use of Materials. I represent and warrant that during my Service I shall not use or incorporate into any Company Invention any confidential information or trade secrets of any former employer, any person or entity for whom I provided services, or any other person or entity, unless I have obtained all consents, licenses, or other rights necessary to allow me to provide the Company with the assignments and licenses set forth herein. I represent and warrant that during my Service I shall not improperly use or disclose any confidential or trade secret information, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless expressly consented to in writing by that former employer, person, or entity. Excluded from this clause are items already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain.
     9. No Conflicting Obligation. I represent that my performance of all the terms of this Confidentiality Agreement and my Service does not and will not breach any agreement between me and any other employer, customer, person or entity, I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
     10. Return of Company Property. When my Service is completed, I will immediately deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents (whether written, printed, or otherwise reproduced or recorded), together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information. I will also immediately deliver all Company property; including but not limited to laptops, pagers, cell phones, corporate credit cards, keys and/or access cards. I further agree that all property situated on the Company’s premises and owned, leased, or licensed by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company at any time with or without notice.
     11. Legal and Equitable Remedies. Because my services are personal and unique and because I will have access to and become acquainted with Proprietary Information, the Company shall have the right to enforce this Confidentiality Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Confidentiality Agreement.
Confidentiality Agreement

     12. Authorization to Notify New Employer. I hereby authorize the Company to provide a written copy of this agreement or to notify in writing any new employer or entity for whom I provide services about my rights and obligations under this Confidentiality Agreement for two years following the termination of my Service.
     13. Non-disparagement. I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, including but not limited to its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, performance and other similar information concerning the Company. The Company agrees that its Chief Executive Officers as well as the members of its Board of Directors will not make any negative or disparaging statements or comments, either as fact or as opinion, about me. Nothing contained in this paragraph is intended to prevent anyone from testifying truthfully in any legal proceeding.
     14. Confidentiality. I acknowledge and agree that the terms and existence of this Agreement are strictly confidential and may not be disclosed to anyone except my lawyer, spouse, financial consultant or as necessary to perform my notification or disclosure obligations hereunder. Without in any way limiting your agreement that this Agreement is confidential, I expressly understand that I shall not disclose the existence or content of this Agreement to any third party, potential employees, employees and former employees of the Company.
     15. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.
     16. General Provisions.
          16.1 Governing Law. This Confidentiality Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.
          16.2 Exclusive Forum. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Travis County, Texas and waive any defense thereto.
          16.3 Entire Agreement. This Confidentiality Agreement along with the Offer Letter (collectively, the “Employment Agreements”) supersede all agreements, whether oral or written, representations or discussions relating to the subject matter hereof and the Employment Agreements set forth the entire agreement related to the subject matter hereof. No modification of or amendment to any of the Employment Agreements nor any waiver of any rights under any of the Employment Agreements, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of the Employment Agreements.
          16.4 Severability. I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Confidentiality Agreement and shall Survive this Confidentiality Agreement. I understand and agree that this Confidentiality Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 of this Agreement is too broad to be enforced as written, the Company and I intend that the court should reform such
Confidentiality Agreement

provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, Section 7 of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Confidentiality Agreement shall be construed and enforced as if such provision was never a part of this Confidentiality Agreement, and (iii) the remaining provisions of this Confidentiality Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
          16.5 Successors and Assigns. This Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns, except with regard to the non-compete covenants I have made in Section 7. When there is a Corporate Transaction then the following changes shall be made to Section 7: upon the closing of a Corporate Transaction, the Resignation Non-Compete Period shall change from nine months to six months and the Termination Non-Compete Period shall change from six months to three months. Notwithstanding, I expressly agree that the Company has the right to assign this Confidentiality Agreement.
          16.6 Survival. The provisions of this Confidentiality Agreement shall survive the termination of my Service for any reason and the assignment of this Confidentiality Agreement by the Company to any successor in interest or other assignee.
          16.7 At-Will Relationship. I agree and understand that my Service is at will, which means that either I or the Company may terminate the relationship at any time, with or without prior notice and with or without cause. I further agree and understand that nothing in this Confidentiality Agreement shall confer any right with respect to continuation of Service, nor shall it interfere in any way with my right or the Company’s right to terminate my Service at any time, with or without notice and with or without cause.
          16.8 Waiver. No waiver by the Company or Employee of any breach of this Confidentiality Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company or Employee of any right under this Confidentiality Agreement shall be construed as a waiver of any other right. Neither the Company nor the Employee shall be required to give notice to enforce strict adherence to all terms of this Confidentiality Agreement.
          16.9 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Confidentiality Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing parry’s costs and reasonable attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.
          16.10 Headings. The headings to each section or paragraph of this Confidentiality Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.
     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY SERVICE, RESTRICTS MY RIGHT TO DISCLOSE OR USE PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY PERIOD OF SERVICE, AND PROHIBIT ME FROM COMPETING WITH THE COMPANY UNDER CIRCUMSTANCES NOTED IN THIS AGREEMENT AND/OR FROM SOLICITING
Confidentiality Agreement

EMPLOYEES AND CUSTOMERS OF THE COMPANY UNDER CIRCUMSTANCES NOTED IN THIS AGREEMENT AFTER MY SERVICE IS TERMINATED FOR ANY REASON.
[Signature Page Follows]
Confidentiality Agreement

Dated 3/22/10 and effective as of such date.

/s/ William M. Bierhaus II
Name

2038 Broken Branch

Address

Katy, TX 77494

Address

ACCEPTED AND AGREED TO:
GLORI OIL LIMITED
By: /s/ Lynn Marie Thompson
Name: Lynn Marie Thompson
Title: Finance & Admin Manager